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                       [COMMONWEALTH BANCORP, INC. LOGO]


For release:   IMMEDIATELY
Contact:       Charles M. Johnston, Chief Financial Officer (610) 313-2189

                   COMMONWEALTH BANCORP, INC. REPORTS EARNINGS
                             FOR FIRST QUARTER 1998

NORRISTOWN, PA, APRIL 21, 1998 - COMMONWEALTH BANCORP, INC. (NASDAQ: CMSB), today reported net income of $3.9 million, or $0.25 per common share, in the first quarter of 1998, compared to $4.7 million, or $0.28 per common share, in the first quarter of 1997. The decrease in net income in the first quarter of 1998, compared to the first quarter of 1997, was primarily attributable to a $1.0 million (after-tax) nonrecurring net gain in the first quarter of 1997 relating to the sale of the Company's previous headquarters building and a branch property. Exclusive of the gain, earnings per common share would have been $0.22 in the first quarter of 1997.

"We achieved significant growth in each of our core businesses of retail banking, commercial banking, and particularly mortgage banking, which increased originations by 200% in the first quarter of 1998, compared to the first quarter of 1997," stated Charles H. Meacham, Chairman and Chief Executive Officer. He added, "Other highlights thus far in 1998 include the opening of our 57th branch office in Wyomissing, Pennsylvania and the expansion of our mortgage banking business through the acquisition of selected assets of Edmunds Financial Corporation d/b/a Service First Mortgage, a mortgage company headquartered in Annandale, Virginia. In addition, Commonwealth increased its quarterly dividend by 14%, to $0.08 per share, and, subsequent to quarter end, announced a program to repurchase up to 0.8 million common shares."

Commonwealth's earnings for the first quarter of 1998 reflected $1.4 million of non-cash expenses relating to the amortization of goodwill and core deposit intangibles acquired in various acquisitions and accounted for under the purchase method of accounting. On a pre-tax basis, these non-cash charges represented $0.09 per share in the first quarter of 1998. On a comparable basis in 1997, amortization of goodwill and core deposit intangibles were $1.6 million, or $0.10 per share.


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Commonwealth Bancorp, Inc.
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Net interest income was $17.5 million in the first quarter of 1998, a decrease of 2% compared to $17.8 million in the first quarter of 1997. The decrease was primarily attributable to a lower net interest margin, offset, in part, by an increase in average interest earning assets.

Average interest-earning assets totaled $2.1 billion in the first quarter of 1998, compared to $2.0 billion in the first quarter of 1997. The increase in interest-earning assets was due primarily to increases in the Company's loan portfolio. Compared to the first quarter of 1997, average mortgage loans increased 13% to $945.9 million, average consumer loans increased 17% to $197.1 million, and average commercial loans increased 18% to $116.5 million in the first quarter of 1998. The increase in average loans in the first quarter of 1998 was primarily attributable to growth in the Company's core businesses of mortgage banking, retail banking, and commercial banking.

The net interest margin was 3.33% in the first quarter of 1998, compared to 3.58% in the first quarter of 1997. The decrease was primarily attributable to a 0.08% reduction in the yield on interest-earning assets and a 0.12% increase in the cost of interest-bearing liabilities. The decrease in the yield on interest-earning assets was, in large part, due to generally lower market interest rates. The increase in the cost of interest-bearing liabilities in the first quarter was primarily due to a 0.21% increase in the average cost of the Company's certificates of deposit, reflecting the continued competitive environment for this product in southeast Pennsylvania.

Noninterest income totaled $6.0 million in the first quarter of 1998, compared to $5.4 million in the first quarter of 1997. The increase reflected a $1.4 million increase in the net gain on sale of mortgage loans. Also contributing to the increase in noninterest income in the first quarter of 1998 was a $0.5 million increase in deposit fees and a $0.4 million reversal of a deferred tax liability. The increase in deposit fees was primarily attributable to growth in supermarket banking, expansion of Commonwealth's commercial banking activities, and increased ATM fees. These increases were partially offset by the effect of a $1.5 million net gain on the sale of the Company's previous headquarters building and the sale of a branch property.

Noninterest expense was $17.4 million in the first quarter of 1998, compared to $15.7 million in the first quarter of 1997. The increase was primarily attributable to higher expenses relating to growth in mortgage banking, supermarket banking, and commercial banking activities, as well as higher expenses relating to certain benefit plans. In addition, FDIC premiums increased $0.2 million primarily a result of a refund of prior year FDIC premiums received in the first quarter of 1997.


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Commonwealth Bancorp, Inc.
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Provision for credit losses totaled $0.5 million in the first quarter of 1998, compared to $0.3 million in the first quarter of 1997. At March 31, 1998, the allowance for credit losses totaled $9.0 million, or 0.68% of loans, compared to $10.0 million, or 0.89%, at March 31, 1997, and $9.0 million, or 0.71%, at
December 31, 1997. The decrease in the allowance for credit losses between March 31, 1997 and March 31, 1998 was primarily attributable to net credit losses relating to loans acquired in the Berks Acquisition. The Company acquired a $2.4 million allowance for credit losses as part of the Berks Acquisition. Through March 31, 1998, essentially all of that reserve had been utilized through net credit losses.

Net credit losses totaled $0.5 million, or 0.16% of average loans in the first quarter of 1998. This compared to $0.2 million, or 0.08% of average loans in the first quarter of 1997. Nonperforming assets totaled $10.0 million, or 0.42% of assets at March 31, 1998, compared to $9.4 million, or 0.42%, at March 31, 1997 and $9.6 million, or 0.42%, at December 31, 1997.

Provision for income taxes was $1.8 million, or 32% of income before income taxes in the first quarter of 1998, compared to $2.5 million, or 35%, in the first quarter of 1997. The decrease in the income tax rate in the first quarter of 1998 was primarily attributable to low income housing tax credits and the reversal of a deferred tax valuation allowance.

The Bank's core capital ratio was 6.5% at both March 31, 1998 and March 31, 1997 and 6.6% at December 31, 1997.

Commonwealth Bancorp, Inc., with consolidated assets of $2.4 billion, is the holding company for Commonwealth Bank, which has 57 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Connecticut, New Jersey, Rhode Island, and Virginia. ComNet operates under the trade name of Homestead Mortgage in Maryland.

Detailed supplemental information follows.


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